Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-75801, 333-77211, 333-85324 and 333-151809 on Form S-8 and Registration Statement No. 333-122020 on Form S-3 of MicroFinancial Incorporated of our report dated March 31, 2011, relating to our audit of the consolidated financial statements as of December 31, 2009 and for the two years ending December 31, 2009, appearing in the Annual Report on Form 10-K of MicroFinancial Incorporated for the year ended December 31, 2010.
/s/ Caturano and Company, Inc.
(formerly Caturano and Company, P.C.)
Boston, Massachusetts
March 31, 2011